UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange act of 1934

Date of Report (Date of earliest event reported):
  May 6, 2011

PLANTRONICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-12696	77-0207692
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

345 Encinal Street
Santa Cruz, California 95060
(Address of Principal Executive Offices including Zip Code)

(831) 426-5858
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
2012 Executive Incentive Plan

On May 6, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Plantronics, Inc. (“Plantronics” or the “Company”) approved the 2012 Executive Incentive Plan (the “EIP”). The following description of the EIP is qualified in its entirety by reference to the complete terms of the EIP, a copy of which will be filed with our quarterly report on Form 10-Q for the quarter ended July 2, 2011.

Participants in the EIP will be selected by the Chief Executive Officer ("CEO") and will be approved by the Compensation Committee. Individual target bonuses are based on a percentage of each executive's base salary. For fiscal 2012, the Compensation Committee set a target bonus for the Company's principal executive officer of 100% of his base salary. A target bonus of 65% of each respective base salary was set for fiscal 2012 for each other participating Named Executive Officer, or NEO (as defined in Plantronics' Proxy Statement filed with the Securities and Exchange Commission on June 11, 2010) other than Mr. Vanhoutte, and, for Mr. Vanhoutte, a target bonus of 50% of his base salary was established for fiscal 2012.

The actual bonuses for participants in the EIP will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number based on (i) the overall funding of the EIP pool, (ii) the extent to which the Company meets the shared corporate goals as determined each year by the Compensation Committee with guidance from the Company's executive team, which comprises 70% of the participant's total bonus opportunity, and (iii) the extent to which each participant meets the segment/functional performance goals as determined by the Compensation Committee in the case of the CEO or participants who report directly to the CEO, which comprises 30% of the participant's total bonus opportunity. In the case of participants who do not report directly to the CEO, the CEO shall determine the segment/functional goals and performance to those goals which likewise comprises 30% of these participants' total bonus opportunity.

Discretionary adjustments based on individual performance versus goals can have a positive or negative impact on a participant's final bonus payment. These adjustments apply to the total bonus, or the sum of the bonus for Shared Corporate Goals and Segment/Functional Goals. Achievement versus individual goals set at the beginning of the year will be used in determining the amount for adjustment. In general, discretionary adjustments based on individual performance will be no more than 30%. However, in extreme cases it is possible that an individual adjustment can exceed this guideline. The Compensation Committee will determine individual performance ratings and payout adjustments for the CEO without his participation. For participants reporting directly to the CEO, the CEO will recommend individual performance ratings and payout adjustments to the Compensation Committee for approval. The CEO will approve ratings and adjustments for participants that do not report directly to the CEO. The sum of all payouts, including discretionary adjustments for individual performance, cannot exceed the corporate pool funding level.

The actual bonus amount to be paid to any such participant may be less than or exceed the participant's target bonus, provided that the maximum payable is 200% of each participant's total target award opportunity.

Overall funding of the EIP pool is based on the extent to which the Company achieves certain non-GAAP operating income and asset utilization targets. Payouts under the EIP may not exceed pool funding. Calculations, performance evaluations and payouts will be determined as soon as practical after the close of the fiscal year but in no case will payments be made more than 2 ½ months after the close of the fiscal year.

In addition, the EIP includes a clawback provision triggered by a material restatement of the Company's financial statements. The EIP states that it is not the Company's policy to automatically require such repayments in the case of a restatement of results; however, the Compensation Committee will evaluate the facts and circumstances of each case and may require repayment from select individuals who received undue awards based on a material financial restatement as a result of material and intentional or negligent misrepresentation of financial results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2011	PLANTRONICS, INC.

	By:	/s/ Barbara Scherer
	Name:	Barbara Scherer
	Title:	Senior Vice President and Chief Financial Officer